May 9, 2001


KZH Soleil - 2 LLC
c/o The Chase Manhattan Bank
140 East 45th Street - 11th Floor
New York, NY 10017

Galaxy CLO 1999-1, Ltd.
c/o Chase Bank of Texas, National Association
600 Travis Street - 48th Floor, 48-CTH-304
Houston, TX  77002

Sun America Life Insurance Company
1 SunAmerica Center - 34th Floor
Century City
Los Angeles, CA  90067-6002


RE: Ugly Duckling  Corporation Senior Secured Loan Agreement Dated as of
    January 11, 2001


Dear Sirs:

With this letter we are requesting a waiver of the Minimum Other Interest coverage ratio contained in Section 6.18 of the above referenced loan agreement for the quarter ended March 31, 2001. We are in compliance with all other covenants of the agreement.

The reason for the shortfall in this covenant in the quarter is due to a number of changes we are making in the business to improve long term portfolio performance. These changes include:

1. Enhancing  underwriting  criteria  by  increasing  down  payment requirements
   beginning  in  January   of 2001,  resulting  in  slower  sales,   a  smaller
   portfolio than forecasted and lower interest income from the smaller portfolio.

2. The moving of our 31 to 60 day collectors to the dealership, resulting in the closure of two collection centers and an after-tax charge of $368,000 for the quarter.

3. The increase of loan loss reserves to the balance sheet resulting from higher than expected losses from older portfolios and a smaller base of originations in the first quarter of 2001, as previously discussed.

In light of these changes and the impact to our profitability in the first four months of 2001, the "B-piece" contracts securing your loan continue to perform at historically high levels. Cash generated from these loans through April 2001 was $34.1 million or a 14% increase over last year. Overall in April of 2001, the portfolio showed improvements versus year ago of 1.5% in the current bucket, 1.79% in the 1 to 30 day bucket and .02% in the 31 to 60 day bucket. The portfolio declined .32% in the 61 to 90 day bucket. With the movement of collectors to the dealerships we expect to see continued improvement in our delinquencies throughout the year.

In addition to the improvements in the portfolio, we closed our nineteenth receivables securitization at the end of March with a loan principal balance of $117.7 million and Class A bonds issued of $83.6 million. In early April we also entered into an agreement with Greenwich Capital Financial Products, Inc. to provide up to $100 million in a warehouse receivables line of credit.

Thank you for your time and consideration. I have provided an area below for your signature authorizing the waiver. Please call me with any further questions at 602-852-6635.


Sincerely,


/s/ BOB FULTON
-------------------------
Bob Fulton
Treasurer
Ugly Duckling Corporation

The undersigned hereby waive the covenant requested:

KZH Soleil - 2 LLC

By:      /s/ KIMBERLEY ROWE
         -------------------------
Name:    KIMBERLEY ROWE
         -------------------------
Title:   Authorized Agent
         -------------------------

Galaxy CLO 1999-1, Ltd.
By:      SAI Investment Advisors, Inc.
         its Collateral Manager

By:      /s/ JOHN G. LAPHAM
         -------------------------
Name:    JOHN G. LAPHAM
         -------------------------
Title:   Authorized Agent
         -------------------------

Sun America Life Insurance Company

By:      /s/ JOHN G. LAPHAM
         -------------------------
Name:    JOHN G. LAPHAM
         -------------------------
Title:   Authorized Agent
         -------------------------